As Filed With the Securities and Exchange Commission on June 16, 2009

Registration No. 333-141604

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Idearc Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5095175
(State or other jurisdiction of	(I.R.S Employer
incorporation or organization)	Identification No.)

2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas	75261
(Address of Principal Executive Offices)	(Zip Code)

The Idearc Savings Plan For Management Employees, the Idearc Savings and Security Plan for New York and New England Associates and the Idearc Savings and Security Plan for Mid-Atlantic Associates (all plans subsequently merged into one plan and renamed The Idearc Savings Plan (the “Plan”))
(Full title of the plan)

Cody Wilbanks
Executive Vice President — General Counsel and Secretary
Idearc Inc.
2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261

(972) 453-7000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller Reporting Company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment on Form S-8 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-141604) filed with the Securities and Exchange Commission on March 27, 2007 (the “Registration Statement”) of Idearc Inc., a Delaware corporation (the “Company”). The Registration Statement registered 6,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which were to be offered and sold pursuant to the Idearc Savings Plan for Management Employees, the Idearc Savings and Security Plan for New York and New England Associates and the Idearc Savings and Security Plan for Mid-Atlantic Associates. The plans were collectively merged effective December 31, 2008 and renamed The Idearc Savings Plan (the “Plan”).

On November 17, 2008, the Company terminated the Plan feature that allowed Plan participants to invest in Idearc stock funds holding shares of Common Stock. Accordingly, as of November 17, 2008, no new investments in Common Stock could be made under the Plan. This Post-Effective Amendment is being filed to deregister all shares of Common Stock and plan interests not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, Idearc Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of DFW Airport, State of Texas, on June 16, 2009.

Idearc Inc.

By:	/s/ Cody Wilbanks
Cody Wilbanks
Executive Vice President-General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, on behalf of Idearc Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Cody Wilbanks and Tara D. Mackey, and each of them, the true and lawful attorneys or attorneys-in-fact, with full power of substitution and resubstitution, for the Company, to sign on behalf of the Company and on behalf of the undersigned in his or her capacity as an officer and/or a director of the Company, any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement on Form S-8 for the registration of shares of the Company’s common stock issuable under The Idearc Savings Plan and to file the same, with all exhibits thereto, and other documents in connection therewith, to or with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the regulations promulgated thereunder, granting unto said attorney or attorneys-in-fact, and each of them with or without the others, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on June 16, 2009.

Signature	Title	Date

/s/ Scott W. Klein	Chief Executive Officer and Director
Scott W. Klein	(Principal Executive Officer)	June 16, 2009

/s/ Samuel D. Jones	Chief Financial Officer and Treasurer	June 16, 2009
Samuel D. Jones	(Principal Financial and Accounting Officer)

/s/ Donald B. Reed	Director	June 16, 2009
Donald B. Reed

/s/ Stephen L. Robertson	Director	June 16, 2009
Stephen L. Robertson

/s/ Thomas S. Rogers	Director	June 16, 2009
Thomas S. Rogers

/s/ Paul E. Weaver	Director	June 16, 2009
Paul E. Weaver

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of The Idearc Savings Plan, has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of DFW Airport, in the State of Texas, on June 16, 2009.

The Idearc Savings Plan

By:	/s/ Georgia Scaife
Georgia Scaife
Co-Chair, Idearc Inc. Employee Benefits Committee